Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul K. Suijk
Senior Vice President and CFO
(804) 287-5694

Cadmus Communications Announces Third Quarter Results

Favorable Resolution of Tax Matter Results in a Total Net Cash Benefit of $37.4 Million

Increase in Net Sales in All Segments and Business Units More than Offset by Continued

Integration-Related Inefficiencies at Lancaster Site

Richmond, Virginia (May 2, 2006) — Cadmus Communications Corporation (NASDAQ/NM: CDMS) today announced results for its third quarter of fiscal 2006. Net sales were $116.5 million on a consolidated basis, an increase of 3% from $113.2 million in last year’s third quarter, operating loss was $2.0 million, and net income was $4.7 million, or $0.50 per share.

The results included several key items, each of which is discussed in detail below. These items include:

(i)	a significant tax benefit which generates a total net cash benefit of $37.4 million and positively impacted third quarter earnings per share by $0.90 per share;

(ii)	growth in net sales of 3% on a consolidated basis and growth in net sales in all segments and business units;

(iii)	continued operational inefficiencies and capacity constraints in connection with the integration of the Lancaster and Science Press sites creating disruption and substantial additional costs in these and other Cadmus print sites;

(iv)	restructuring and other charges of $4.7 million, or $0.31 per share, primarily related to the previously announced equipment replacement and consolidation of the Company’s print manufacturing facilities; and

(v)	an increase in overall debt of $15.8 million for the quarter (excluding the fair market value of interest rate swap agreements) as the Company incurred approximately $18.4 million in capital expenditures during the quarter, primarily related to its equipment replacement and consolidation plan.

Favorable Tax Resolution. During the third quarter of fiscal 2006, the Company reached a resolution with the Internal Revenue Service (“IRS”) on the tax treatment of a transaction executed in fiscal 2005 related to its Mack Printing Company subsidiary. As a result of the transaction and the agreement reached with the IRS, the Company will generate a total net cash benefit of $37.4 million. The Company already received $11.8 million in cash in April 2006, will receive approximately $2.9 million in early fiscal 2007, and will utilize the balance in future years as a reduction to income taxes otherwise payable on future income earned. In addition, the Company has recorded a cumulative income statement benefit of approximately $13.5 million, of which approximately $8.5 million, or $0.90 per share, was recorded in the third quarter of fiscal 2006 as a net reduction in income tax expense. This $8.5 million benefit is incremental to the $5.0 million, or $0.54 per share, benefit recorded in last year’s third quarter.

Commenting on this favorable tax benefit, Paul K. Suijk, senior vice president and chief financial officer, stated, “We are extremely pleased to have reached a favorable resolution with the IRS on the tax treatment of the transaction executed last year. More important than the positive impact on earnings per share, the cash benefits we have received to date and will receive in the future permit us to deliver significant and immediate shareholder value by reducing debt and using these inflows to partially offset the cash outflows in connection with our capital upgrade plan.”

Net Sales Growth. For the quarter, net sales were $116.5 million on a consolidated basis, an increase of 3% from $113.2 million in last year’s third quarter. On a segment basis, Specialty Packaging segment net sales were up 7% to $23.1 million and Publisher Services segment net sales increased 2% to $93.3 million. This represents the fourth consecutive quarter in which the Company reported an increase in year over year net sales on a consolidated basis and a second quarter of increased year over year net sales in each of its segments. In addition, the revenue growth was broad-based, as the Company reported net sales growth in each of its content (in both domestic and India-based operations), emerging solutions, and print/distribution services units.

Commenting on this growth, Bruce V. Thomas, president and chief executive officer stated, “We are pleased with our revenue growth this quarter, particularly as it was achieved despite significant capacity and efficiency issues in connection with our Lancaster integration. We are particularly pleased with the growth in our content business. In this business unit, pricing pressures have moderated, pages are increasing, and we have won new work. In addition, we are benefiting from a steady ramp up in our content-related work for educational publishers and in both classified and non-classified content processing for governmental agencies.”

Continuing, Mr. Thomas stated, “Our Specialty Packaging segment has continued to sustain its momentum, again delivering year over year improvement in net sales and achieving a solid operating margin of 8.2% of net sales. We are continuing to invest in the Specialty Packaging operation and are having continued success in expanding and enhancing the Global Packaging Solutions operations to serve the needs of our customers for offshore production and distribution.”

Lancaster and Other Manufacturing Inefficiencies. During the quarter, the Company continued to experience significant operational inefficiencies and capacity constraints in connection with the integration of its Lancaster and Science Press sites. These issues led to dramatically reduced profitability year over year at Lancaster, impacted efficiencies at other sites as a result of offloads and other work transfers to meet customer schedules, and drove higher spoilage, overtime, and other costs. The impact on efficiencies and overall financial performance of the print/distribution unit was significant. For the Lancaster and Science Press sites alone, operating results for the quarter were approximately $3.6 million lower than last year’s third quarter. In addition, the Company incurred approximately $0.9 million in added costs and inefficiencies at other sites producing work offloaded from Lancaster. Excluding these added costs, profitability at the Company’s other print sites was essentially flat year over year.

Mr. Thomas remarked, “We are disappointed that we continued to experience integration and operational inefficiencies in connection with the integration of our Lancaster and Science Press sites. The impact of these issues on our financial performance this quarter was profound. However, our strategy was to do whatever it took to get the sites integrated in the third quarter and to ensure that no business was lost. We were successful in that strategy, and we are quite pleased that we have not lost any customers during this difficult period.”

Continuing, Mr. Thomas said, “Looking forward, we believe that the majority of the Lancaster-related disruption is behind us. During the quarter, we completed the consolidation of all equipment and personnel, augmented our leadership team at the site, enhanced manufacturing and scheduling systems and processes, and completed much needed training for both account management and manufacturing personnel. Based on these and other improvements, we are seeing, and expect to see going forward, a steady increase in efficiencies and a similarly steady return to more traditional levels of profitability at Lancaster and other print sites. In addition, and importantly, we continue to believe that we will ultimately obtain the $12-15 million of annualized EBITDA1 savings originally planned in connection with the equipment replacement and consolidation plan.”

Restructuring and Other Charges. In the quarter ended March 31, 2006, the Company incurred restructuring and other charges of approximately $4.7 million, or $0.31 per share net of taxes, related primarily to (a) severance expenses, costs to consolidate and reorganize manufacturing facilities, and impairment of assets to be replaced, all of which are part of the Company’s previously announced equipment replacement and consolidation plan, (b) costs associated with management changes and related organizational changes within the Publisher Services segment, and (c) expenses incurred in connection with the tax item mentioned above.

Debt Levels and Capital Spending. For the third quarter, overall debt increased by $15.8 million (excluding the fair market value of interest rate swap agreements) as the Company incurred approximately $18.4 million in capital expenditures primarily related to its equipment replacement and consolidation plan. Of the additional debt incurred during the quarter, the Company borrowed another $3.8 million of debt arranged through German export financing that permits the Company to borrow, on an unsecured basis, up to 85% of the purchase price of the Company’s German-manufactured equipment at rates and on terms that are more attractive than the Company’s senior bank credit facility. Also during the quarter, the Company repurchased approximately 108,600 shares of common stock under its previously announced stock repurchase program. These repurchases resulted in a net cash outflow of approximately $1.5 million for the quarter.

Commenting on these cash and debt-related matters, Mr. Suijk stated, “We will continue our efforts to keep the overall cost of our equipment replacement and consolidation plan as low as possible. We will also use our operating cash flows and the substantial cash benefit from the Mack transaction – nearly $12 million of which has already been received in April – to reduce debt levels as quickly and as cost-effectively as possible.”

Third Quarter and Year-to-Date Operating Results Review2

Net sales for the third quarter totaled $116.5 million compared with $113.2 million last year, an increase of 3%. Specialty Packaging segment net sales were $23.1 million, an increase of 7% from $21.6 million last year, as the Company continued to benefit from its strategic Global Packaging Solutions network and also from its investment in new and highly efficient manufacturing equipment. Publisher Services segment net sales were $93.3 million, an increase of 2% from $91.6 million last year, as the Company experienced solid page and revenue growth from the scientific, technical and medical (“STM”) market, improved revenues from its content-related initiatives in the educational and government services markets, continued growth in its emerging solutions technology offerings, and better revenue trends in its printing plants.

Adjusted operating income3 for the quarter was $2.7 million or 2.3% of net sales in the third quarter, compared to $9.2 million, or 8.1% of net sales last year. Specialty Packaging operating income of $1.9 million, or 8.2% of net sales, was down from $2.7 million, or 12.3% of net sales primarily due to a reduction this year in certain high margin project work. This segment, however, continues to benefit from higher overall volume and efficiencies derived from new and more efficient technology and enhancements and expansions to its global capacity and work flows. These positive trends continue to offset pricing pressures from certain larger customers. Publisher Services operating income declined to $2.8 million

[1]	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.
[2]	Refer to the portion of this release titled “Use of GAAP and Non-GAAP Measures” for a complete description of the Company’s use of non-GAAP measures and the rationale for their inclusion in this release.
[3]	For the third quarter of fiscal 2006, the Company reported a GAAP operating loss of $2.0 million, or (1.7)% of net sales, which included $4.7 million, or (4.0)% of net sales, of restructuring and other charges. For the third quarter of fiscal 2005, the Company reported GAAP operating income of $8.9 million, or 7.8% of net sales, which included $0.3 million, or (0.3)% of net sales, of restructuring and other charges. These restructuring and other charges have been excluded from adjusted operating income for each period.

from $8.8 million last year and operating income margins declined to 2.9% of net sales from 9.6% last year. As detailed above, this decline was primarily due to much higher costs from operational inefficiencies and capacity constraints from the Lancaster and Science Press integration activities and additional costs incurred at other sites to produce offloaded work from Lancaster to meet customer schedules. In addition, margins were adversely affected by (i) higher energy costs, (ii) a negative change in overall work mix at the Company’s special interest magazine facilities, and (iii) costs incurred in connection with the Company’s growth initiatives in the educational and government services markets.

In connection with the favorable tax resolution, the Company recorded a cumulative total benefit of $13.5 million, or $1.44 per share, as a net reduction in income tax expense, with $8.5 million of the benefit, or $0.90 per share, recorded in the third quarter of fiscal 2006. The Company will generate a total net cash benefit of $37.4 million as a result of the transaction and the agreement reached with the IRS. The cash benefit expected to be realized in future years will be utilized as a reduction to income taxes otherwise payable on future income earned. The difference between the $37.4 million net cash benefit expected to be realized and the cumulative $13.5 million recorded benefit primarily represents certain temporary book-tax balance sheet differences in accordance with accounting requirements.

Capital spending of $18.4 million, related primarily to the Company’s previously announced equipment replacement and consolidation plan, and the net cash outflow of $1.5 million for the repurchase of approximately 108,600 shares of its common stock under the previously announced stock repurchase program, offset partially from cash flow from operations, resulted in an increase in total debt of $15.8 million for the quarter, excluding the fair market value of interest rate swap agreements. During the quarter, the Company borrowed approximately $3.8 million of debt under the German export financing arranged for the purchase of certain equipment manufactured in Germany at rates and on terms that are more attractive than the Company’s senior bank credit facility.

Net sales for the first nine months of fiscal 2006 totaled $337.9 million compared with $325.3 million last year, an increase of 4%. Specialty Packaging segment net sales were $67.7 million, an increase of 16% from $58.4 million last year. Publisher Services segment net sales were $270.2 million, an increase of 1% from $266.9 million last year. For the nine months ended March 31, 2006, adjusted operating income4 was $17.0 million, or 5.0% of net sales, compared to $25.0 million, or 7.7% of net sales last year.

Capital expenditures of $46.2 million primarily related to the equipment replacement and consolidation plan resulted in an increase in total debt of $39.4 million for the nine months ended March 31, 2006, excluding the fair market value of interest rate swap agreements.

Outlook

Commenting on the Company’s outlook for the fourth quarter of fiscal 2006, Mr. Thomas stated, “Our Specialty Packaging business continues to perform well, remains well positioned, and has solid momentum. In addition, in our Publisher Services segment, we are seeing the kind of page growth and new business development activity that is required for us to achieve our top-line targets in both content and in print. The key for us in the near term is to improve our manufacturing performance, both at Lancaster and our other print sites. We believe at this point that the majority of the Lancaster-related disruption is behind us and we expect to see, beginning with this current quarter, a steady return to more traditional levels of profitability. Looking forward, we continue to believe that our equipment replacement and consolidation plan, once fully implemented, will enhance our overall competitiveness and should deliver, beginning in fiscal 2007, the $12-15 million of annualized EBITDA savings we had originally planned.”

[4]	For the nine months ended March 31, 2006, the Company reported GAAP operating income of $10.2 million, or 3.0% of net sales, which included $6.7 million, or (2.0)% of net sales, of restructuring and other charges. For the nine months ended March 31, 2005, the Company reported GAAP operating income of $25.7 million, or 7.9% of net sales, which included $0.3 million, or (0.1)% of net sales, of restructuring and other charges and $1.0 million, or 0.3% of net sales, related to an insurance recovery. These restructuring and other charges and the insurance recovery have been excluded from adjusted operating income for each period.

Use of GAAP and Non-GAAP Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), the Company included in this release certain non-GAAP financial measures. The non-GAAP financial measures used in this release are not GAAP financial measures and should not be viewed as a substitute for any GAAP financial measure. For each non-GAAP financial measure, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure (see the Selected Financial Information and Reconciliation of GAAP to Non-GAAP Measures tables attached).

The Company included the following non-GAAP financial measures in this release: (1) “adjusted operating income” and “adjusted operating income margin” adjusted to exclude restructuring and other charges of $4.7 million and $6.9 million for the three and nine months ended March 31, 2006, respectively, and $0.3 million for the three and nine months ended March 31, 2005, and to exclude the impact of the $1.0 million insurance recovery for the nine months ended March 31, 2005 on a consolidated basis, and (2) “adjusted income per share” adjusted in the same manner and for the same items as adjusted operating income and to exclude the $8.5 million and $5.0 million tax benefit from the Mack transaction for the three and nine months ended March 31, 2006 and 2005, respectively, and to exclude the loss from discontinued operations of $1.5 million for the three and nine months ended March 31, 2005.

In the Company’s press release for the third quarter of fiscal 2005, other income of $1.0 million, or $0.07 per share, related to an insurance recovery, was not excluded from the non-GAAP measures table (see the column labeled “2005(A)” in the Selected Financial Information and Reconciliation of GAAP to Non-GAAP Measures table attached for the nine months ended March 31, 2005). For purposes of the discussion in this release, however, the impact of the insurance recovery has been excluded from the prior year non-GAAP measures and the table (see the column labeled “2005(C)” in the table attached), as management believes that excluding the impact of the insurance recovery for comparisons to the prior year better reflects the trends of the underlying operational performance of the business.

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, (1) the exclusion of restructuring and other charges permits comparisons of results for on-going business facilities under the current operating structure, (2) the exclusion of the insurance recovery permits comparisons of trends in the underlying operational performance of the Company, (3) the exclusion of the impact of the tax benefit resulting from the Mack transaction permits comparisons of business operations without the impact of certain tax items, and (4) the exclusion of the impact of discontinued operations permits comparisons of continuing business operations.

“Cadmus…Serving Education, Science, Health”

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fifth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) the impact of price increases for energy and other materials and services affected by higher oil and fuel prices, (4) our ability to grow revenue and market share in the educational and government services markets, (5) significant price pressure in the markets in which we compete, (6) the loss of significant customers or the decrease in demand from customers, (7) our ability to continue to obtain improved efficiencies and lower production costs, (8) the financial condition and ability to pay of certain customers, (9) our ability to implement and realize the expected benefits associated with our equipment replacement and consolidation plan, including our ability to successfully complete certain consolidation initiatives and effect other restructuring actions, (10) our ability to operate effectively in markets outside of North America, and (11) our ability to realize the tax benefits associated with certain transactions. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
Net sales	$116,468	$113,234	$337,873	$325,292

Cost of sales	102,308	93,309	289,436	267,210
Selling and administrative expenses	11,507	10,721	31,421	33,050
Restructuring and other charges	4,653	321	6,866	321
Other income	—	—	—	(1,000)

	118,468	104,351	327,723	299,581

Operating income (loss)	(2,000)	8,883	10,150	25,711

Interest and other expenses:
Interest	3,930	3,239	10,829	9,616
Other, net	83	68	214	65

	4,013	3,307	11,043	9,681

Income (loss) from continuing operations before income taxes	(6,013)	5,576	(893)	16,030
Income tax benefit (expense)	10,740	3,036	8,900	(768)

Income from continuing operations	4,727	8,612	8,007	15,262
Loss from discontinued operations, net of tax	—	(1,478)	—	(1,478)

Net income	$4,727	$7,134	$8,007	$13,784

Earnings per share, assuming dilution:
Income from continuing operations	$0.50	$0.93	$0.85	$1.63
Loss from discontinued operations	—	(0.16)	—	(0.16)

Net income	$0.50	$0.77	$0.85	$1.47

Weighted-average common shares outstanding	9,429	9,306	9,459	9,348

Cash dividends per common share	$0.0625	$0.0625	$0.1875	$0.1875

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2006 (Unaudited)	June 30, 2005
Assets:
Cash and cash equivalents	$—	$237
Accounts receivable, net	61,193	56,497
Inventories	29,389	24,124
Other current assets	16,587	10,456
Property, plant and equipment, net	121,554	91,600
Other assets, net	144,008	137,761

Total assets	$372,731	$320,675

Liabilities and shareholders’ equity:
Current maturities of long-term debt	$1,300	$—
Accounts payable	36,604	30,277
Accrued expenses and other current liabilities	25,900	24,525

Total current liabilities	63,804	54,802

Total debt:
Senior bank credit facility (matures 1/28/08)	57,500	32,000
Senior subordinated notes (matures 6/15/14)	125,000	125,000
Other	13,942	—

Subtotal debt before swap agreements	196,442	157,000
Fair market value of interest rate swap agreements	(1,059)	1,363

Total debt	195,383	158,363
Less current maturities of long-term debt	1,300	—

Total long-term debt	194,083	158,363

Other long-term liabilities	54,306	52,650
Shareholders’ equity	60,538	54,860

Total liabilities and shareholders’ equity	$372,731	$320,675

SEGMENT INFORMATION

(In thousands)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
Net sales:
Publisher Services	$93,334	$91,614	$270,203	$266,891
Specialty Packaging	23,134	21,620	67,670	58,401

Total net sales	$116,468	$113,234	$337,873	$325,292

Operating income (loss):
Publisher Services	$2,751	$8,793	$15,912	$26,951
Specialty Packaging	1,905	2,650	6,234	5,789
Unallocated/other	(2,003)	(2,239)	(5,130)	(6,708)
Restructuring and other charges	(4,653)	(321)	(6,866)	(321)

Total operating income (loss)	$(2,000)	$8,883	$10,150	$25,711

SELECTED FINANCIAL INFORMATION

AND RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share data and percents)

(Unaudited)

	Three Months Ended March 31,
	2006		2005
Capital expenditures	$18,402		$3,189

Operating income (loss), as reported	$(2,000)	(1.7)%	$8,883	7.8%
Restructuring and other charges (A)	4,653	4.0	321	0.3

Adjusted operating income	$2,653	2.3%	$9,204	8.1%

Income per share, assuming dilution:
Net income, as reported	$0.50		$0.77
Discontinued operations, net of tax	—		0.16
Restructuring and other charges, net of tax (A)	0.31		0.02
Mack transaction benefit (B)	(0.90)		(0.54)

Adjusted income (loss) per share, assuming dilution	$(0.09)		$0.41

Margin percentages reflect percentage of net sales.

(A)	Restructuring and other charges were $2.9 million, or $0.31 per share, and $0.2 million, or $0.02 per share, net of tax, for the three months ended March 31, 2006 and 2005, respectively.
(B)	The Mack transaction resulted in a tax benefit of $8.5 million, or $0.90 per share, and $5.0 million, or $0.54 per share, for the three months ended March 31, 2006 and 2005, respectively.

SELECTED FINANCIAL INFORMATION

AND RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share data and percents)

(Unaudited)

	Nine Months Ended March 31,
	2006		2005(A)		Insurance Recovery(B)	2005(C)
Capital expenditures	$46,174		$8,516			$8,516

Operating income, as reported	$10,150	3.0%	$25,711	7.9%		$25,711	7.9%
Restructuring and other charges (D)	6,866	2.0	321	0.1		321	0.1
Other income (insurance recovery)	—	—	—	—	$(1,000)	(1,000)	(0.3)

Adjusted operating income	$17,016	5.0%	$26,032	8.0%	$(1,000)	$25,032	7.7%

Income per share, assuming dilution:
Net income, as reported	$0.85		$1.47			$1.47
Discontinued operations, net of tax	—		0.16			0.16
Restructuring and other charges, net of tax (D)	0.45		0.02			0.02
Mack transaction benefit (E)	(0.90)		(0.53)			(0.53)
Other income (insurance recovery)	—		—		$(0.07)	(0.07)

Adjusted income per share, assuming dilution	$0.40		$1.12		$(0.07)	$1.05

Margin percentages reflect percentage of net sales.

(A)	Reconciliation of GAAP to Non-GAAP measures including the insurance recovery in the results.
(B)	Insurance recovery of $1.0 million, or $0.07 per share net of tax, for the nine months ended March 31, 2005.
(C)	Reconciliation of GAAP to Non-GAAP measures excluding the insurance recovery from the results.
(D)	Restructuring and other charges were $4.3 million, or $0.45 per share, and $0.2 million, or $0.02 per share, net of tax, for the nine months ended March 31, 2006 and 2005, respectively.
(E)	The Mack transaction resulted in a tax benefit of $8.5 million, or $0.90 per share, and $5.0 million, or $0.53 per share, for the nine months ended March 31, 2006 and 2005, respectively.